SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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AMETEK, INC.

(Name of Registrant as Specified in Its Charter)

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Notice of 2004
Annual Meeting

Proxy Statement

Annual Financial Information
and Review of Operations

TABLE OF CONTENTS

Page

Notice of Annual Meeting of Stockholders Proxy Statement

Solicitation of Proxies

Voting Rights

Multiple Stockholders Sharing the Same Address

Proposals to be Voted Upon

Election of Directors

Board Committees

Consideration of Director Candidates

Communication with Non-Management Directors

Audit Committee Report

Independent Auditor Information

Compensation of Directors

Stock Ownership

Other Beneficial Ownership

Executive Officers

Executive Compensation

Compensation Committee Report on Executive Compensation

Stock Options and Stock Appreciation Rights

Defined Benefit and Actuarial Plans

Stock Performance Graphs

Certain Relationships and Related Transactions

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Employment Contracts and Termination, Severance and Change-of-Control Arrangements

Stockholder Proposals for the 2005 Proxy Statement

Appendix

Audit Committee Charter Index to Annual Financial Information and Review of Operations	A- B-

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 18, 2004
2:00 p.m. Eastern Daylight Time
J. P. Morgan Chase & Co.
11th Floor Conference Center
270 Park Avenue
New York, NY 10017

Dear Fellow Stockholder:

It is my pleasure to invite you to attend the 2004 Annual Meeting of Stockholders of AMETEK, Inc. The following items of business will be discussed during the Annual Meeting:

1.	Re-election of two directors: Lewis G. Cole and Charles D. Klein, each for a term of three years;

2.	Authorization and approval of an amendment to the Certificate of Incorporation increasing authorized shares of Common Stock from 100,000,000 to 200,000,000;

3.	Ratification of the appointment of Ernst & Young LLP as independent auditors for 2004;

4.	Transaction of any other business properly brought before the Annual Meeting.

Your vote is important. You can vote in one of four ways: (1) by computer using the Internet, (2) by Touch-Tone telephone using a toll-free number, (3) by marking, signing and dating your proxy card, and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting. Directions to J. P. Morgan Chase & Co. are located on the back cover of the Proxy Statement.

Please refer to your proxy card for specific proxy voting instructions or visit our Web site at www.ametek.com for general questions and answers about proxy voting.

We have included the detailed annual financial information relating to our business and operations in Appendix B to the Proxy Statement. We also have enclosed a Summary Annual Report.

We hope the convenience and cost savings of voting by computer or by telephone will attract you. A sizable electronic "turnout" would save your Company significant return-postage fees.

On behalf of the management and directors of AMETEK, Inc., I thank you for your continued support and confidence. I look forward to seeing you at the Annual Meeting.

Sincerely, [insert signature] Frank S. Hermance Chairman of the Board and Chief Executive Officer

Dated:	Paoli, Pennsylvania April 7, 2004

Principal executive offices

37 North Valley Road
Building 4
P.O. Box 1764
Paoli, Pennsylvania 19301-0801

P R O X Y  S T A  T E M E N T

SOLICITATION OF PROXIES

The Board of Directors of AMETEK, Inc. (AMETEK) solicits the accompanying proxy for use at the Annual Meeting of Stockholders to be held on May 18, 2004, and at any and all adjournments thereof.

AMETEK has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of votes for a fee of $7,500, plus reasonable expenses. AMETEK will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of Common Stock. The above Notice of Annual Meeting, this Proxy Statement, and the proxy card with voting instructions were distributed on or about April 7, 2004.

VOTING RIGHTS

Stockholders as of the close of business on March 26, 2004 (the Record Date) are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. As of the Record Date, __________shares of AMETEK's Common Stock were issued and outstanding. In addition, AMETEK held __________ issued shares in its treasury, which cannot be voted. A majority of the outstanding shares of Common Stock, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. A stockholder who is present or represented by proxy at the Annual Meeting and who abstains from voting, and broker non-votes (shares held by a broker or nominee who is present or represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on proposals) will be counted for purposes of determining the quorum but will not be counted as votes for or against the proposals. A stockholder may revoke a proxy any time before the Annual Meeting. If a proxy is properly submitted and is not revoked by the stockholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the stockholder submits the proxy without making selections, the proxy will be voted in favor of the election as directors of those nominees listed on the following page, in favor of the approval to the amendment to the Certificate of Incorporation, and in favor of the appointment of independent auditors.

You will receive separate proxy mailings if you own shares independently and have shares credited to your account under the AMETEK Retirement and Savings Plan, the AMETEK 401(k) Plan for Acquired Businesses or the Solidstate Controls, Inc. Hourly Employees' (CWA) Retirement Plan, held in custody by the trustee. Shares for which no instructions are received by the trustee will be voted in the same proportion as the shares for which the trustee receives instructions. In addition, you will receive more than one proxy card if your shares are in more than one account or are not all under the same registration in AMETEK stock records. To ensure that all your shares are counted, please vote all proxies online, by telephone, by mail, or in person at the Annual Meeting.

Representatives of American Stock Transfer & Trust Company will tabulate the votes and act as inspectors of election.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

Registered and street-name stockholders who reside at a single address receive only one annual report and proxy statement at that address unless we have received contrary instructions. This practice is known as "householding" and is designed to reduce duplicate printing and postage costs. However, if a stockholder residing at such an address wishes in the future to receive a separate annual report or proxy statement, he or she may contact our transfer agent, American Stock Transfer & Trust Company, toll-free at 1-800-937-5449, or in writing at American Stock Transfer & Trust Company, Stockholder Services, 59 Maiden Lane, New York, NY 10038. You also can request householding, if you receive multiple copies of our annual report and proxy statement by contacting American Stock Transfer & Trust Company at the address above.

PROPOSALS TO BE VOTED UPON

1.   Election of Directors

Nominees for re-election this year are Lewis G. Cole and Charles D. Klein. Both have consented to serve a three-year term.

All proxies received will be voted for the re-election of the nominees unless directed otherwise in the proxy. Each nominee needs the affirmative vote of a plurality of shares represented either in person or by proxy at the Annual Meeting and entitled to vote. While there is no reason to believe that it will occur, if any director is unable to stand for re-election, shares represented by proxies may be voted for a substitute director.

Your Board of Directors Recommends a Vote FOR All Nominees.

2.   Amendment to Certificate of Incorporation Increasing Authorized Shares of Common Stock

Pursuant to Article FOURTH, Section 1 of its Amended and Restated Certificate of Incorporation, as amended, the Company is presently authorized to issue 100,000,000 shares of Common Stock with a par value of $.01 per share. On February 27, 2004, the Company effected a two-for-one stock split of its Common Stock but did not at that time increase the authorized number of shares of Common Stock. Accordingly, it is proposed to amend Section 1 of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Company to read as follows in order to increase the number of shares of Common Stock that the Company is authorized to issue from 100,000,000 to 200,000,000 shares of Common Stock:

"FOURTH. Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 205,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share."

At March 26, 2004, there were ________ shares of Common Stock issued and outstanding and ________ shares were reserved for issuance pursuant to the Company's stock incentive plans.

The Board of Directors believes that it is in the best interests of the Company and its stockholders to increase the number of authorized shares of Common Stock. The increase in authorized shares will provide flexibility with respect to future transactions, including acquisitions of other businesses, so the Company will have the option to use its common stock (or securities convertible into or exercisable for common stock) as consideration (rather than cash) for future growth, financing transactions, stock splits and other corporate purposes. The additional shares will enable the Company to avoid the time-consuming and costly need to hold a special meeting of stockholders in every case. The Board of Directors believes that, in the future, occasions may arise when the time required to obtain stockholder approval might adversely delay the Company's ability to enter into a desirable transaction or deny it the flexibility to facilitate the effective use of its securities. Authorized but unissued shares of Common Stock may be used by the Company from time to time, as appropriate and opportune situations arise.

Stockholders of the Company will not have any preemptive rights with respect to the additional shares being authorized. No further approval by stockholders would be necessary prior to the issuance of any additional shares of Common Stock, except as may be required by law or applicable New York Stock Exchange rules. In certain circumstances, generally relating to the number of shares to be issued and the identity of the recipient, the rules of the New York Stock Exchange require stockholder authorization in connection with the issuance of such additional shares. Subject to law and the rules of the New York Stock Exchange, the Board of Directors has the sole discretion to issue additional shares of Common Stock on such terms and for such consideration as may be determined by the Board of Directors. The issuance of any additional shares of Common Stock may have the effect of diluting the percentage of stock ownership of the present stockholders of the Company.

The affirmative vote of holders of a majority of all outstanding shares of Common Stock of the Company entitled to vote thereon at this meeting is required in order for the proposed amendment to the Certificate of Incorporation to be adopted. The Board of Directors believes that it would be in the best interests of the Company to amend Article FOURTH, Section 1 of the Certificate of Incorporation to give effect to this proposal.

Your Board of Directors recommends a Vote FOR this Proposal.

3.   Appointment of Independent Auditors

The Audit Committee has appointed the firm of Ernst & Young LLP as AMETEK's independent auditors for the fiscal year ending December 31, 2004. Ernst & Young LLP, and its predecessor, served as AMETEK's independent auditors since AMETEK's incorporation in 1930, and the Audit Committee recommends ratification of such appointment by the stockholders. Although action by stockholders on this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment, and the Audit Committee may reconsider the appointment if the stockholders do not ratify it.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and be available to respond to appropriate questions.

For information concerning Ernst & Young LLP fees and services, see "Independent Auditor Information" on page 9 of this Proxy Statement.

Your Board of Directors Recommends a Vote FOR this Proposal.

4.   Other Matters

At the time of this mailing, the Board of Directors is unaware of any matters that may come before the Annual Meeting other than those set forth above. However, your proxy confers discretionary authority to the Board of Directors to vote on any other business that may properly come before the Annual Meeting and any adjournments of the Annual Meeting.

ELECTION OF DIRECTORS

The AMETEK Board of Directors consists of eight members. The Board is divided into three classes with staggered terms so that the term of one class expires at each Annual Meeting of Stockholders.

The Board has affirmatively determined that each of Mr. Cole, Mr. Friedlaender, Mr. Gordon, Mr. Klein, Mr. Malone, Mr. Steinmann, and Ms. Varet has no material relationship with AMETEK (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of our Corporate Governance Guidelines. The standards for independence in our Corporate Governance Guidelines are consistent with the listing standards of the New York Stock Exchange. The Corporate Governance Guidelines are available on our Investors Web site at www.ametek.com/investors, and are available in printed form, free of charge, to any stockholder who requests it by writing or telephoning our Investor Relations Department at AMETEK, Inc., 37 North Valley Road, Building 4, P.O. Box 1764, Paoli, PA 19301-0801 (Telephone Number: 1-800-473-1286).

On July 22, 2003, the Board of Directors approved a retirement policy for AMETEK's Board of Directors that prohibits a director from standing for re-election following his or her 75th birthday.

Except as indicated below, each director has had the principal occupation described below for at least the last five years.

Class I: Nominees for election at this Annual Meeting for terms expiring in 2007:

LEWIS G. COLE                              Partner, Stroock & Stroock & Lavan LLP, Attorneys.
Director since 1987                         Age 73.

CHARLES D. KLEIN                           A Managing Director of American Securities Capital Partners,
Director since 1980                        L.L.C. and an executive officer of several affiliated
                                           entities.  Age 65.

Class II:  Directors whose terms continue until 2005:

SHELDON S. GORDON                          Chairman of Union Bancaire Privee International Holdings,
Director since 1989                        Inc. and affiliated entities.  Director of the Holland
                                           Balanced Fund, Union Bancaire Privee and Gulfmark Offshore,
                                           Inc.  Age 68.

FRANK S. HERMANCE                          Chairman of the Board and Chief Executive Officer
Director since 1999                        of AMETEK since January 2001.  President and Chief Executive
                                           Officer from September 1999 to January 2001. President and Chief
                                           Operating Officer from November 1996 to September 1999. Director of
                                           IDEX Corporation since January 2004. Age 55.

DAVID P. STEINMANN                         A Managing Director of American Securities, L.P. and an
Director since 1993                        executive officer of several affiliated entities.  Age 62.

Class III:  Directors whose terms continue until 2006:

HELMUT N. FRIEDLAENDER                     Private investor.  Age 90.
Director since 1955

JAMES R. MALONE                            Founder and Managing Partner of Qorval LLC since May 2004.
Director since 1994                        Founder and Managing Director of Bridge Associates LLC from
                                           June 2000 to May 2004. Chairman of the Board and Chief Executive
                                           Officer of Health-Mor Industries from May 1996 to February 2004.
                                           Chairman of the Board of Anchor Resolution Corp. (formerly Anchor
                                           Glass Container Corp.). Partner and Managing Director of Rhone
                                           Group LLC from July 1998 to August 1999. Chairman of the Board of
                                           Intek Capital Corp. Director of AmSouth Bank N.A. Age 61.

ELIZABETH R. VARET                         A Managing Director of American Securities, L.P. and chairman of the
Director since 1987                        corporate general partner of several affiliated entities.  Age 60.

BOARD COMMITTEES

The AMETEK Board Committees include Audit, Compensation, Corporate Governance/Nominating, and Pension Investment. All are comprised of independent directors as defined in the New York Stock Exchange listing standards, and members of the Audit Committee satisfy additional independence requirements under Securities and Exchange Commission regulations that pertain to audit committees. AMETEK also has an Executive Committee that consists of four directors and has limited powers to act on behalf of the Board whenever the Board is not in session. In 2004, responsibilities formerly addressed by the Stock Option Committee were assumed by the Compensation Committee, and the Nominating Committee was renamed the Corporate Governance/ Nominating Committee. The descriptions of the Committees below reflect recently adopted changes to the Audit Committee Charter and the recent adoption of Charters for the Compensation and Corporate Governance/ Nominating Committees. The Charters of the Audit, Compensation, and Corporate Governance/Nominating Committees are available on our Investors Web site at www.ametek.com/investors, and are available in printed form, free of charge, to any stockholder who requests them by writing or telephoning our Investor Relations Department at AMETEK, Inc., 37 North Valley Road, Building 4, P.O. Box 1764, Paoli, PA 19301-0801 (Telephone Number: 1-800-473-1286).

The Audit Committee has sole authority to retain, compensate, terminate, oversee and evaluate independent auditors, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in our SEC filings; oversees our compliance with legal and regulatory requirements and reviews the performance of our internal audit function; and meets separately with the independent auditors and our own internal auditors as often as deemed necessary or appropriate by the committee. In this regard, the Audit Committee discusses, where appropriate, our critical accounting estimates and any significant changes in our selection or application of accounting principles. For more information, see the Audit Committee Report on page 8.

Audit Committee Financial Expert. The Board of Directors has determined that the Chairman of the Audit Committee, Mr. Sheldon S. Gordon, is an "audit committee financial expert" as that term is defined in Securities and Exchange Commission regulations, and that he has accounting and related financial expertise as required by New York Stock Exchange listing standards.

The Compensation Committee of the Board of Directors is responsible for (a) the establishment and periodic review of the Company's compensation philosophy and the adequacy of the compensation plans for officers and other Company employees, (b) the establishment of compensation arrangements and incentive goals for officers and the administration of compensation plans, (c) the review of the performance of officers, the award of incentive compensation and the adjustment of compensation arrangements as appropriate based on performance, and (d) the review and monitoring of management development and succession plans. For more information, see the Compensation Committee Report on page 16.

The Corporate Governance/Nominating Committee selects, subject to ratification by the Board, nominees for election as directors, and recommends a director to serve as Chairperson of the Board. The Corporate Governance/Nominating Committee also recommends to the Board of Directors the responsibilities of Board committees and each committee's membership; oversees the annual evaluation of the Board and the Audit and Compensation Committees; reviews and assesses the adequacy of our Corporate Governance Guidelines; recommends other corporate-governance-related matters for consideration by the Board; and reviews periodically the compensation of non-employee directors.

The Pension Investment Committee reviews administration of AMETEK's retirement plans, including compliance, investment manager and trustee performance, and results of independent audits of the plans.

Committee membership as of the Record Date was as follows:

                                                                   Corporate
                                                                   ---------
Audit                             Compensation                     Governance/Nominating
-----                             ------------                     ---------------------
Sheldon S. Gordon, Chairman       Charles D. Klein, Chairman       James R. Malone, Chairman
Helmut N. Friedlaender            Sheldon S. Gordon                Helmut N. Friedlaender
James R. Malone                   James R. Malone                  Charles D. Klein
                                  Elizabeth R. Varet

Pension Investment                Executive
------------------                ---------
Lewis G. Cole, Chairman           Frank S. Hermance, Chairman
Sheldon S. Gordon                 Sheldon S. Gordon
James R. Malone                   Charles D. Klein
David P. Steinmann                Elizabeth R. Varet

During 2003 there were six meetings of the Board of Directors, seven meetings of the Audit Committee, five meetings of the Compensation Committee, one meeting of the Stock Option Committee, two meetings of the Nominating Committee, five meetings of the Pension Investment Committee, and four meetings of the Executive Committee.

Board members are encouraged to attend our Annual Meeting of Stockholders. Seven of our eight directors attended our 2003 Annual Meeting.

CONSIDERATION OF DIRECTOR CANDIDATES

The Corporate Governance/Nominating Committee considers candidates for Board membership. The Charter of the Corporate Governance/Nominating Committee requires that the Committee consider and recommend to the Board the appropriate size, function and needs of the Board, so that the Board as a whole collectively possesses a broad range of skills, industry and other knowledge and business and other experience useful to the effective oversight of the Company's business. The Board also seeks members from diverse backgrounds with a reputation for integrity. In addition, directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions that they can make to AMETEK. The Committee considers all of these qualities when selecting, subject to Board ratification, candidates for director. There are no differences in the manner in which the Corporate Governance/ Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

Stockholders can suggest qualified candidates for director by writing to our Corporate Secretary at AMETEK, Inc., 37 North Valley Road, Building 4, P.O. Box 1764, Paoli, PA 19301-0801. Stockholder submissions should include the name and qualifications of the candidate, and any supporting material the stockholder feels is appropriate. In order to enable consideration of the candidate in connection with our 2005 annual meeting of stockholders, a stockholder must submit materials relating to a suggested candidate no later than 120 days before the first anniversary of the mailing date for the 2004 annual meeting proxy statement. In considering any candidate proposed by a stockholder, the Corporate Governance/Nominating Committee will reach a conclusion based on the criteria described above. The Corporate Governance/Nominating Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Committee.

COMMUNICATION WITH NON-MANAGEMENT DIRECTORS

The Board of Directors maintains a process for stockholders and interested parties to communicate with the non-management directors. Stockholders may call or write to the non-management directors, as more fully described on our Investors Web site at www.ametek.com/investors.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors and acts under a written charter adopted and approved by the Board of Directors. A copy of the Audit Committee Charter is included in this Proxy Statement as Appendix A.

The Audit Committee monitors and oversees AMETEK's financial reporting process on behalf of the Board of Directors. AMETEK's management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. Ernst & Young LLP, the independent auditors, are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee has reviewed with management and Ernst & Young LLP the audited financial statements contained in AMETEK's 2003 Annual Report on Form 10-K and included in Appendix B to this Proxy Statement. The Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

In addition, the Committee has discussed with Ernst & Young LLP their independence from management and AMETEK, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with their independence.

The Committee discussed with AMETEK's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of AMETEK's internal controls, and the overall quality of AMETEK's financial reporting. The Committee held seven meetings during the fiscal year ended December 31, 2003, which included telephone meetings prior to quarterly earnings announcements.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K, for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

The Audit Committee:
Sheldon S. Gordon, Chairman
Helmut N. Friedlaender
James R. Malone

March 26, 2004

INDEPENDENT AUDITOR INFORMATION

Fees billed to AMETEK by Ernst & Young LLP for services rendered in 2003 and 2002 totaled $1,458,000, and $1,207,000, respectively, and consisted of the following:

                                             2003             2004
                                             -----            ----
         Audit fees                      $1,191,000         $957,000
         Audit-related fees                  77,000           55,000
         Tax Fees                           184,000          192,000
         All other fees                       6,000            3,000

The amounts shown for "Audit-related fees" include fees for employee benefit plan audits, consulting regarding compliance with new regulations affecting financial reporting and related disclosures, and due diligence reviews pertaining to business acquisitions. The amounts shown for "Tax fees" were for federal and state tax advice, acquisition tax planning, assistance with international tax compliance, and international tax consulting. The amounts shown for "All other fees" relate to online accounting research subscriptions.

COMPENSATION OF DIRECTORS

Mr. Hermance, AMETEK's only employee director, receives no additional compensation for serving on the Board or its Committees. Non-employee directors receive $35,000 annually, except for the Audit Committee Chairman, who receives $45,000 annually. In addition, non-employee directors receive $2,500 for each of the six regular meetings of the Board of Directors they attend. There is no additional compensation for attending Committee meetings.

AMETEK sponsors a retirement plan for directors, under which each non-employee director who has at least three years of service as a director or officer of AMETEK and does not have a benefit under AMETEK's retirement plan, receives an annual retirement benefit equal to 100% of the highest annual rate of Board fees during the director's service with the Board. The benefit is reduced proportionately if the director has less than five years of service. Retirement benefits are paid from AMETEK's general assets. Each non-employee director has accrued an annual retirement benefit of $50,000. This benefit is not available to persons who first become members of the Board of Directors on or after January 1, 1997.

AMETEK sponsors a Death Benefit Program for directors, under which each non-employee director has an individual agreement that pays the director (or the director's beneficiary in the event of the director's death) an annual amount equal to 100% of the highest annual rate of compensation during the director's service with the Board. The payments are made for ten years beginning at the director's death or the later of retirement or age 70. Directors appointed after January 1, 1989 must complete five years of service as a director before becoming eligible for the benefit payable at the later of retirement or age 70. The Death Benefit Program is funded by individual life insurance policies purchased by AMETEK on the lives of the directors. In addition, non-employee directors have a group term life insurance benefit of $50,000. AMETEK retains the right to terminate any of the individual agreements under certain circumstances.

STOCK OWNERSHIP

The following table shows the number of shares of AMETEK Common Stock the officers and directors beneficially owned as of February 9, 2004, adjusted to reflect the two-for-one stock split effective February 27, 2004.

                                                                Amount of Shares and
                                                               Nature of Ownership (1)
                                                               ------------------------

                                        Sole         Shared
                                       Voting        Voting
                                       and/or        and/or      Right to                              Percent
                                     Investment    Investment     Acquire        SERP        Total     of Class
               Name                     Power        Power          (4)          (5)
                                         (2)          (3)
----------------------------------------------------------------------------------------------------------------

R. W. Chlebek, Officer                  25,136         --           11,250        12,832       49,218      *

L. G. Cole, Director                    30,000         --             --           --          30,000      *

H. N. Friedlaender, Director            81,000        20,000          --           --         101,000      *

S. S. Gordon, Director                  80,000         --             --           --          80,000      *

F. S. Hermance,
Director and Officer                   240,442        80,000       767,442        65,121    1,153,005    1.7%

C. D. Klein, Director (6)              108,800        93,066         --            --         199,066      *

J. R. Malone, Director                  40,000         --            --            --          40,000      *

J. J. Molinelli, Officer               136,382         --          287,102        25,159      448,643      *

A. J. Neupaver, Officer                 64,440         --          225,000        24,291      313,731      *

D. P. Steinmann, Director (7)           61,400       395,888         --            --         455,288      *

E. R. Varet, Director (8)               95,000       959,674         --            --       1,054,674    1.6%

D. A. Zapico, Officer                   19,052         --           35,606         2,708       57,366      *

Directors and Executive              1,034,857     1,251,256     1,438,780       133,696    3,858,589    5.7%
Officers as a Group (14 persons)
including individuals named above
*	Represents less than 1% of the outstanding shares of Common Stock of AMETEK.

(1)	Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.

(2)	Shares held in the individual's name, individually or with others, or in the name of a bank, broker or nominee for the individual's account, where the officer or director has sole voting and/or investment power.

(3)	Other shares where the officer or director has shared voting and/or investment power.

(4)	Shares the officers have a right to acquire through stock option exercises within 60 days of February 9, 2004.

(5)	Shares deemed held for the account of the individual under the Supplemental Executive Retirement Plan (described in more detail on page 21).

(6)	Includes 4,000 shares owned by Mr. Klein's adult children either through a trust or a custodial relationship for which Mr. Klein's wife is the trustee and/or custodian and as to which Mr. Klein disclaims any beneficial ownership. Mr. Klein has shared voting and investment power with respect to 93,066 shares, as to 89,066 shares of which such power is shared with Mr. Steinmann and others.

(7)	Includes 14,848 shares of which 10,400 shares are owned by Mr. Steinmann's wife and 4,448 shares are owned by Mr. Steinmann's adult children and as to which Mr. Steinmann disclaims any beneficial ownership. Mr. Steinmann has shared voting and investment power with respect to 395,888 shares, as to 208,306 shares of which such power is shared with Ms. Varet and others, and as to 89,066 shares of which such power is shared with Mr. Klein and others.

(8)	Includes 23,600 shares of which 20,000 shares are owned by a trust of which Ms. Varet's husband is a beneficiary and 3,600 shares are owned by Ms. Varet's adult children and as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 959,674 shares, as to 208,306 shares of which such power is shared with Mr. Steinmann and others.

OTHER BENEFICIAL OWNERSHIP

The following table shows the only entities known to AMETEK to be beneficial owners of more than five percent of the outstanding shares of AMETEK as of March 26, 2004, adjusted to reflect the two-for-one stock split effective February 27, 2004.

       Name and Address of                   Nature of Beneficial                              Percent
         Beneficial Owner                          Ownership              Amount of Shares     of Class
--------------------------------------------------------------------------------------------------------
Gabelli Funds LLC
One Corporate Center                   Sole voting and dispositive
Rye, NY  10580-1434                    power.......................(1)         1,090,000

GAMCO Investors, Inc.                  Sole voting power for
One Corporate Center                   4,853,728 shares, and sole
Rye, NY  10580-1434                    dispositive power...........(1)         5,071,228

Gabelli & Company, Inc.
One Corporate Center                   Sole voting and dispositive
Rye, NY  10580-1434                    power.......................(2)               800
==========================================================================================================
                                             TOTAL..................           6,162,028            9.2%

Wachovia Corporation                   Sole voting power for
One Wachovia Center                    3,914,882 shares and sole
Charlotte, NC  28288-0137              dispositive power for
                                       4,659,626 shares............(3)         4,890,122            7.3%
(1)	Based on Schedule 13(F-HR) filed on February 17, 2004.

(2)	Based on Schedule 13(D) filed on December 2, 2002.

(3)	Based on Schedule 13(G) filed on February 10, 2004.

EXECUTIVE OFFICERS

Officers are appointed by the Board of Directors to serve for the ensuing year and until their successors have been elected and qualified. Information on executive officers of AMETEK is shown below:

        Name                      Age            Present Position with AMETEK
        ----                      ---            ----------------------------

Frank S. Hermance                  55        Chairman of the Board and Chief Executive Officer
John J. Molinelli                  57        Executive Vice President-Chief Financial Officer
Albert J. Neupaver                 53        President-Electromechanical Group
Robert W. Chlebek                  60        President-Electronic Instruments
David A. Zapico                    39        President-Electronic Instruments
Robert R. Mandos, Jr.              45        Vice President and Comptroller
Deirdre D. Saunders                56        Vice President and Treasurer

Frank S. Hermance's employment history with AMETEK and other directorships currently held are included under the section "Election of Directors" on page 4. Mr. Hermance has 13 years of service with AMETEK.

John J. Molinelli was elected Executive Vice President-Chief Financial Officer on April 22, 1998. Previously he served as Senior Vice President-Chief Financial Officer since April 1994. Mr. Molinelli has 34 years of service with AMETEK.

Albert J. Neupaver was elected President-Electromechanical Group on January 10, 1997. Mr. Neupaver has 26 years of service with AMETEK.

Robert W. Chlebek was elected President-Electronic Instruments on March 1, 1997. Mr. Chlebek has 6 years of service with AMETEK.

David A. Zapico was elected President-Electronic Instruments on October 1, 2003. Previously he served as Vice President and General Manager of AMETEK's Aerospace and Power Instruments Division since 1999. Mr. Zapico has 14 years of service with AMETEK.

Robert R. Mandos, Jr. was elected Vice President and Comptroller of AMETEK on April 22, 1998. He served as Comptroller of AMETEK since April 1996. Mr. Mandos has 22 years of service with AMETEK.

Deirdre D. Saunders was elected Vice President on July 30, 1997. She has served as Treasurer since April 1993. Ms. Saunders has 16 years of service with AMETEK.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE*

                                                            Other       Restricted      Shares      All Other
        Name and                  Salary      Bonus        Annual         Stock       Underlying   Compensation
   Principal Position      Year    ($)         ($)      Compensation     Award(s)    Options/SARs      ($)
                                                             ($)         ($) (1)         (#)           (2)
-----------------------------------------------------------------------------------------------------------------

F.S. Hermance             2003    625,000    700,000         -              -          160,000       148,266
   Chairman of the Board  2002    600,000    650,000         -              -          140,000       138,516
   and Chief Executive    2001    540,000    345,500         -              -             -          105,342
   Officer

J.J. Molinelli            2003    289,250    200,000         -              -          60,000         40,267
   Executive Vice         2002    276,750    200,000         -              -          55,000         38,642
   President-             2001    264,000    130,000         -              -          65,000         37,006
   Chief Financial
   Officer

A.J. Neupaver             2003    295,000    125,000         -              -          55,000         30,616
   President-             2002    283,000    150,000         -              -          55,000         32,306
   Electromechanical      2001    270,000    117,000         -              -          65,000         35,306
   Group

R.W. Chlebek              2003    270,000    205,000         -              -          45,000         41,754
   President-Electronic   2002    261,375    161,000         -              -          45,000         26,180
   Instruments            2001    255,000     49,500         -              -          50,000         45,582

T.W. Mangold, Jr.         2003    255,000    202,000         -              -          45,000         36,074
   President-Electronic   2002    237,385    178,000         -              -          45,000         30,664
   Instruments            2001    222,000     70,000         -              -          45,000         19,594
   (Through 9/30/03)

D.A. Zapico               2003    210,737    101,000         -              -          32,000         15,942
   President-Electronic   2002    193,000     73,423         -              -          32,000         11,994
   Instruments            2001    183,744     67,500         -              -          40,000         12,748
   (Effective 10/1/03)
*	All share and per share amounts included in this table, and the related footnotes, are adjusted to reflect the two-for-one stock split effective February 27, 2004.

(1)	On December 15, 2000, Mr. Hermance was granted 300,000 shares of restricted Common Stock. The fair market value of AMETEK stock on the date of the grant was $12.25 per share. The stock vested on August 19, 2003 as a result of AMETEK's stock price closing above $20 for five consecutive trading days. The value of this restricted stock, $6,295,500, is based on a stock price of $20.99 per share (the closing price of AMETEK's Common Stock on August 19, 2003), less $1,500 paid by Mr. Hermance in consideration of the award.

(2)	The amounts reported represent AMETEK's contribution ($1,200 each) to the AMETEK Retirement and Savings Plan for each of the named executive officers listed above, the value of premiums paid by AMETEK with respect to term life insurance for the benefit of each of the named executive officers, the amount contributed for Mr. Chlebek under the Retirement Feature of the AMETEK Retirement and Savings Plan ($10,260), and the value of contributions under the Supplemental Executive Retirement Plan ("SERP") (described in more detail on page 21).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report, submitted by the Compensation Committee of the Board of Directors, provides information regarding policies and practices concerning compensation for the Chairman of the Board and Chief Executive Officer and the other executive officers of AMETEK.

COMPENSATION OVERVIEW

The Compensation Committee of the Board of Directors is responsible for (a) the establishment and periodic review of the Company's compensation philosophy and the adequacy of the compensation plans for officers and other Company employees, (b) the establishment of compensation arrangements and incentive goals for officers and the administration of compensation plans, (c) the review of the performance of officers, the award of incentive compensation and the adjustment of compensation arrangements as appropriate based on performance, and (d) the review and monitoring of management development and succession plans.

The members of the Compensation Committee, Messrs. Gordon, Klein and Malone and Ms. Varet, are independent directors of AMETEK.

Executive compensation consists of three principal elements: (a) salary, (b) short-term incentive awards and (c) long-term incentive awards. AMETEK provides additional retirement and other benefits for executives similar to those provided by other major corporations.

Information regarding similarly situated executive officers at comparable companies was drawn from publicly available information for certain of the companies included in the index of peer companies used in the Stock Performance Graphs set forth on pages 22 and 23 and for certain other companies identified by an independent employee benefits consulting firm engaged by AMETEK.

Required Stock Ownership for Executives

The Compensation Committee believes that AMETEK should attract, retain, motivate and benefit from the guidance and experience of talented and qualified executives who will advance AMETEK's profitability and worldwide growth. AMETEK also believes that encouraging its executives to acquire a larger equity interest in AMETEK links their efforts as executives to the interests of the shareholders, providing additional incentives for the maximum success of AMETEK. Accordingly, AMETEK has directed that executive officers and management of AMETEK acquire stock, within a reasonable period of time, varying in value from one to five times their base salary. Mr. Hermance has exceeded his required AMETEK stock ownership level of five times base salary, and Messrs. Molinelli, Neupaver and Chlebek have each exceeded their required AMETEK stock ownership level of three times base salary. The other executive officers have either achieved their required stock ownership level or continue to make progress towards this goal.

Salary

The salary level for each AMETEK executive officer is based principally on the executive's responsibilities. Consideration also is given to factors such as the individual's experience and performance, salaries paid to executive officers by comparable companies, and the cost of living in the geographic area in which the executive is located. When determining adjustments to each executive officer's salary, consideration also is given to prevailing economic conditions, the adjustments being given to other employees within AMETEK, and achievement of performance objectives. In determining executive salaries, the Compensation Committee has generally targeted the median level of the compensation range for each position at comparable companies.

Short-Term Incentive Awards

Short-term incentive awards, paid annually in cash, are for individual contributions to AMETEK's performance. AMETEK's diluted earnings per share, the operating profit of the business unit an executive is responsible for, and other goals, such as asset management improvement, as established by the Chairman and Chief Executive Officer and the Compensation Committee, are used in determining performance. Short-term incentive awards are leveraged, which means that amounts paid for over- or underperformance to targets could be significantly higher or lower than the targeted short-term incentive level. In determining the short-term incentive award for the Chairman and Chief Executive Officer, the Compensation Committee reviews the Chairman and Chief Executive Officer's performance against established goals, his leadership, as well as the views of other members of the Board. For other officers, the Chairman and Chief Executive Officer reviews AMETEK's performance and the individual contribution of each executive officer against established targets and makes recommendations to the Compensation Committee with respect to the appropriate short-term incentive amount to be awarded to each individual for that year. The Compensation Committee then meets with the Chairman and Chief Executive Officer to consider such recommendations, makes any appropriate changes, and then approves the short-term incentive awards.

In 2003, AMETEK's earnings per share performance was slightly below the goal established by the Compensation Committee.

Long-Term Incentive Awards

Long-term incentive awards are considered an important complement to the cash elements of AMETEK's executive officers' compensation because they align the executives' interests with shareholders' interests. A principal factor influencing the market price of AMETEK's stock is AMETEK's performance as reflected in its sales, earnings, cash flow and other results. By granting stock options or restricted stock to AMETEK's executive officers, such individuals are encouraged to achieve consistent improvements in AMETEK's performance. AMETEK's shareholders have approved the plans under which such awards are made. The exercise price of options equals the mean market price of AMETEK's stock on the grant date. Accordingly, options will only yield income to the executive if the market price of AMETEK's stock is greater at the time of exercise than it was when the option was granted. Awards of shares of restricted stock are subject to forfeiture restrictions, which prohibit the recipient from selling such shares until all vesting conditions have been met. Awards provide inducements to the executive officers to remain with AMETEK over the long term and enhance corporate performance and, correspondingly, shareholder value. When determining whether to make grants of stock options or awards of restricted stock, as well as the size of such awards, the Compensation Committee considers the Company's performance and relative stockholder return, the value of awards to officers at comparable companies, the awards given to the officers in past years, and whether an officer is making adequate progress to achieving his or her required ownership level.

Mr. Hermance's Compensation

In determining the appropriate levels for Mr. Hermance's 2003 base salary and short-term incentive award, the Compensation Committee considered the same factors it considered when setting compensation levels for AMETEK's other executive officers. The Compensation Committee also considered the major initiatives and programs commenced or furthered under Mr. Hermance's leadership during 2003. Among the achievements in 2003 under Mr. Hermance's leadership:

(a)	AMETEK performed well in a very difficult economic environment for manufacturing companies. AMETEK's income rose 5% to $87.8 million and diluted earnings per share, on a post-stock-split basis, rose 4% to $1.30, from $1.24 in 2002.

(b)	AMETEK generated record cash flow from operations, totaling $155 million, a 49% increase over 2002.

(c)	AMETEK's Four Growth Strategies - Operational Excellence, Strategic Acquisitions and Alliances, Global & Market Expansion and New Products - continue to build long-term shareholder value.

•	AMETEK's Operational Excellence efforts yielded significant profitability and working capital improvements in 2003. Group margins increased from 16.1% in 2002 to 16.4% in 2003 despite significantly higher pension, medical and other insurance costs. AMETEK reduced its working capital investment by $32 million, benefiting cash flow and increasing the efficiency of its operations.

•	AMETEK continued to expand internationally, growing international sales by 23% in 2003 over 2002, and increasing its international revenue to 40% of total revenues.

•	AMETEK continued its focus on acquisitions as a key component of its growth plans. During 2003, the Company completed three acquisitions; Airtechnology Holdings, Solidstate Controls, and Chandler Instruments. These highly differentiated businesses added approximately $120 million in annualized revenue to AMETEK.

•	A number of new products were introduced over the past year that contributed to AMETEK's revenue and profitability.

(d)	AMETEK's share price increase of 25% during the year reflects the excellent performance of the Company.

Certain personal criteria also were reviewed in determining Mr. Hermance's compensation, such as his 13 years of service with AMETEK, including three years as Chairman of the Board and his previous service as an officer of AMETEK. The Compensation Committee also evaluated data regarding CEO compensation practices of comparable companies (which were referred to previously) so that Mr. Hermance's total compensation would be in line with that of CEOs of such other companies. In addition, in determining Mr. Hermance's short-term incentive award for 2003, the Compensation Committee considered progress towards goals established for Mr. Hermance, including AMETEK's achievement of slightly less than the 2003 diluted earnings per share goal.

Section 162(m)

Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the Chief Executive Officer or any other executive officer whose compensation is required to be reported in the Summary Compensation Table. AMETEK's policy is generally to preserve the federal income tax deductibility of compensation paid to its executives. Accordingly, to the extent feasible, AMETEK takes action to preserve the deductibility of certain stock-based incentive awards to its executive officers. However, the Compensation Committee retains the flexibility to authorize compensation that may not be deductible if it believes that it is in the interest of AMETEK to do so. The value of the 300,000 shares which vested to Mr. Hermance on August 19, 2003 (adjusted to reflect the two-for-one stock split effective February 27, 2004; see note 1 on page 15) was not deductible. The Compensation Committee believes that other compensation paid to its executives in 2003 was deductible. Payment of some of the compensation referred to in the Summary Compensation Table (see page 15) was deferred.

The Compensation Committee:
Charles D. Klein, Chairman
Sheldon S. Gordon
James R. Malone
Elizabeth R. Varet

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following table provides details regarding stock options granted to the named executive officers in 2003, adjusted to reflect the two-for-one stock split effective February 27, 2004. In addition, the table provides the hypothetical gains or "option spreads" that would result for the respective options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted through their expiration dates.

STOCK OPTION/SAR GRANTS IN 2003

                                                                                                  Potential
                                                                                             Realizable Value at
                                                                                               Assumed Annual
                                                                                                Rate of Stock
                                                                                             Price Appreciation
                                  Individual Grants                                          for Option Term(1)
------------------------------------------------------------------------------------------------------------------
                                         Percent of
                         Number of          Total
                          Shares        Options/SARs
                        Underlying       Granted to
                       Options/SARs     Employees in       Exercise       Expiration
Name                   Granted(#)(2)     Fiscal Year     Price ($/SH)        Date           5% ($)         10% ($)
------------------------------------------------------------------------------------------------------------------

F.S. Hermance            160,000            14.16           $18.0625       5/19/2010       1,176,520     2,741,792

J.J. Molinelli            60,000              5.31          $18.0625       5/19/2010         441,195     1,028,172

A.J. Neupaver             55,000              4.87          $18.0625       5/19/2010         404,429       942,491

R.W. Chlebek              45,000              3.98          $18.0625       5/19/2010         330,896       771,129

T.F. Mangold, Jr.
(Through 9/30/03)         45,000              3.98          $18.0625       5/19/2010         330,896       771,129

D.A. Zapico
(Effective 10/1/03)       32,000              2.83          $18.0625       5/19/2010         235,304       548,359
(1)	The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on future performance of AMETEK 's Common Stock. There can be no assurance that the rates of appreciation reflected in this table will be achieved.

(2)	The options granted in 2003 are exercisable after the first anniversary of the date of grant (May 20, 2003) during each of the four succeeding 12-month periods only to the extent of 25% of the total number of shares optioned. Optioned shares, which may have been but were not purchased during any one 12-month period, may be purchased during any one or more succeeding 12-month periods up to the expiration date of the option. Options generally become fully exercisable in the event of the holder's death, normal retirement, or termination of employment in connection with a change in control. No SARs were granted in 2003.

The following table shows stock options and stock appreciation rights exercised by the named executive officers during 2003 and the aggregate amounts realized by each such officer. In addition, the table shows the aggregate number of unexercised options and stock appreciation rights that were exercisable and unexercisable as of December 31, 2003, and the value of "in-the-money" stock options on December 31, 2003, which represents the positive difference between the market price of AMETEK's Common Stock and the exercise price of such options. These amounts are adjusted to reflect the two-for-one stock split effective February 27, 2004.

AGGREGATE OPTION/SAR EXERCISES IN 2003
AND OPTION/SAR VALUES AT DECEMBER 31, 2003

                                                              Number of Shares              Value of Unexercised
                                                           Underlying Unexercised               In-the-Money
                            Shares                                Options                         Options
                         Acquired On        Value           at December 31, 2003          at December 31, 2003 ($)
         Name            Exercise (#)   Realized ($)   Exercisable     Unexercisable     Exercisable    Unexercisable
----------------------------------------------------------------------------------------------------------------------
F.S. Hermance               100,000      1,651,316         767,442         305,000       10,262,574      2,012,375

J.J. Molinelli               60,086        977,050         287,102         150,000        3,731,501      1,174,052

A.J. Neupaver               120,172      1,926,001         225,000         145,000        2,633,772      1,143,589

R.W. Chlebek                 51,250        448,869          11,250         118,750           60,019        942,325

T.F. Mangold, Jr.           142,718      1,153,575          12,500         101,250          172,836        702,000
(Through 9/30/03)

D.A. Zapico                  42,500        462,627          35,606          83,500          360,614        649,647
(Effective 10/1/03)

DEFINED BENEFIT AND ACTUARIAL PLANS

The Employees' Retirement Plan of AMETEK, Inc. (the "Retirement Plan") is a non-contributory defined benefit pension plan under which contributions are actuarially determined. The following table sets forth the estimated annual benefits, expressed as a single life annuity, payable upon retirement (assuming normal retirement at age 65) under the Retirement Plan for individuals with the indicated years of service and at the indicated compensation levels (without taking into account statutory restrictions incorporated in the Retirement Plan and described below):

PENSION PLAN TABLE

                                          Annual Benefits Based On
                                Years of Service at Normal Retirement Age (1)
----------------------------------------------------------------------------------------
   Average
Compensation        15              20             25              30             35
----------------------------------------------------------------------------------------
 $150,000         57,400          61,300          65,100         65,100          65,100
  200,000         77,800          82,900          88,000         88,000          88,000
  250,000         98,200         104,600         111,000        111,000         111,000
  300,000        118,600         126,300         133,900        133,900         133,900
  350,000        139,000         148,000         156,900        156,900         156,900
  400,000        159,400         169,600         179,800        179,800         179,800
  450,000        179,800         191,300         202,800        202,800         202,800
  500,000        200,200         213,000         225,700        225,700         225,700
  550,000        220,600         234,700         248,700        248,700         248,700
  600,000        241,000         256,300         271,600        271,600         271,600
  650,000        261,400         278,000         294,600        294,600         294,600
  700,000        281,800         299,700         317,500        317,500         317,500
(1)	Benefit amounts assume a participant reaches age 65 in 2004; for younger participants, the benefit amounts are less than the amounts indicated above.

At December 31, 2003, the executives named in the Summary Compensation Table had the following years of credited service under the Retirement Plan: Mr. Hermance-13, Mr. Molinelli-34, Mr. Neupaver-26, Mr. Mangold-30, and Mr. Zapico-14. Persons joining AMETEK after January 1, 1997, including Mr. Chlebek, are not eligible to participate in the Retirement Plan, but instead are eligible to participate in the Retirement Feature of the AMETEK Retirement and Savings Plan. Participants receive an annual contribution of between 3% and 8% of their compensation depending on their age and service with AMETEK.

The annual compensation taken into account for any plan year is generally equal to the participant's salary and any bonus accrued during the plan year as reported in the Summary Compensation Table. Compensation in excess of certain amounts prescribed by the Secretary of the Treasury ($200,000 for 2003) is not taken into account under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan. The individuals named in the Summary Compensation Table are subject to this limitation.

Pursuant to the AMETEK, Inc. Supplemental Executive Retirement Plan (the "SERP"), AMETEK agreed, beginning in 1997, to credit to the account of certain executives, including executives named in the Summary Compensation Table, an amount equal to 13% of the executive's compensation in excess of the statutory restrictions for each plan year, in order to compensate them for the loss of retirement income under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan resulting from those restrictions. The credited amounts are deemed to be invested in AMETEK Common Stock and, upon termination of employment or retirement, shall be distributed in kind. An executive's right to a benefit under the SERP becomes non-forfeitable at the same time as the executive's right to an accrued benefit under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan becomes non-forfeitable.

For retirements occurring in 2004, the maximum annual pension benefit payable at normal retirement age is restricted by law to the greater of $165,000 or the amount of such benefit determined under the Retirement Plan and prior existing law as of December 31, 1982. The $165,000 limit is adjusted annually by the Secretary of the Treasury to reflect increases in the cost of living.

STOCK PERFORMANCE GRAPHS

The graph shown below compares the cumulative total shareholder return for AMETEK, Inc. for the five years ended December 31, 2003 with the total returns for the same period for the Russell 1000 Index and the Dow Jones US Components and Equipment Group (DJEE), assuming an initial investment of $100 on December 31, 1998, and the reinvestment of all dividends. Based on the Company's increase in market capitalization during 2003, AMETEK became a component of the Russell 1000 Index ("new market index"), having previously been a component of the Russell 2000 Index ("former market index"). Accordingly, the new market index is being used since it is more representative of the Company's stock performance, and the appropriate basis for comparison. As required by the Securities and Exchange Commission, a second graph is also presented, which compares AMETEK's cumulative total return for the same five-year period with the total return for the former market index.

                            12/31/98    12/31/99   12/31/00   12/31/01   12/31/02    12/31/03
                          --------------------------------------------------------------------

AMETEK, Inc.                 $100.00      $86.44    $119.05    $147.57    $179.30     $226.18
RUSSELL 1000 *                100.00      120.91     111.49      97.61      76.48       99.34
DJEE *                        100.00      147.37      99.45      70.19      41.86       68.83

* Includes AMETEK at December 31, 2003.

(See Former Market Index on Next Page)

                       12/31/98    12/31/99    12/31/00    12/31/01     12/31/02   12/31/03
                      ----------------------------------------------------------------------

AMETEK, Inc.            $100.00      $86.44     $119.05     $147.57      $179.30    $226.18
RUSSELL 2000             100.00      121.26      117.59      120.52        95.83     141.11
DJEE *                   100.00      147.37       99.45       70.19        41.86      68.83

* Includes AMETEK at December 31, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The law firm of Stroock & Stroock & Lavan LLP, of which Mr. Cole is a member, rendered legal services during 2003 and continues to render legal services for AMETEK and its subsidiaries.

COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires AMETEK's directors and officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of AMETEK's Common Stock. Copies of all such Section 16(a) reports are required to be furnished to AMETEK. These filing requirements also apply to holders of more than 10% of AMETEK's Common Stock; to AMETEK's knowledge, there currently are no holders under Section 16(a) of more than 10% of AMETEK's Common Stock. To AMETEK's knowledge, based solely on a review of the copies of Section 16(a) reports furnished to AMETEK and written representations that no other reports were required, during the fiscal year ended December 31, 2003, AMETEK's officers and directors were in compliance with all Section 16(a) filing requirements.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND
CHANGE-OF-CONTROL ARRANGEMENTS

AMETEK has in place change-of-control agreements with all of its executive officers other than Mr. Hermance, who is covered by a separate arrangement described in the following paragraphs. The purpose of the agreements is to assure the continued attention and dedication of key executives when AMETEK is faced with a potential change of control by providing for some continuation of the executive's compensation and benefits. In the event that an executive's employment is terminated by AMETEK without cause or by the executive for good reason within two years after a Change of Control, AMETEK will pay to each executive the sum of the executive's prior year's salary, plus the greater of (a) the current year's bonus, or (b) the average of the two prior years' bonuses (all as limited under Section 280G of the Internal Revenue Code (the "Code")) for a period of one or three years (as defined in each executive's agreement). Health benefits will be continued until Medicare eligibility, coverage under another group health plan, the expiration of ten years or the executive's death, whichever is earlier. For purposes of the agreements, a Change of Control means the acquisition of 20% or more of the voting stock of AMETEK by a party other than AMETEK (or its affiliates), a merger or consolidation after which the stockholders of AMETEK do not own or control at least 50% of the voting stock of AMETEK, any sale or other disposition of all or substantially all of AMETEK's assets, or an approved plan of liquidation. Each of the executive officers named in the Summary Compensation Table on page 15 (other than Mr. Hermance) will be entitled to three times their compensation in the event of a Change of Control.

As of December 15, 2000, AMETEK entered into a Termination and Change-of-Control Agreement with Mr. Hermance to assure his continued dedication in the event of a Change of Control and to provide security to Mr. Hermance in the event his employment is terminated by AMETEK or a successor without cause or by Mr. Hermance for good reason.

For the purposes of this Agreement, a Change of Control means substantially the same as when applied to other executive officers, as described above, but also includes certain changes in the composition of the Board of Directors and certain additional acquisitions of AMETEK or its shares.

In the event Mr. Hermance is terminated without cause or resigns for good reason prior to and not in anticipation of a Change of Control, he will receive a severance payment in an amount equal to two times his annual base salary for the preceding year, and two times (a) his current year's targeted bonus (if established) or (b) the average of his bonuses for the two preceding years. In addition, his health, disability insurance and death benefits will be continued under the same terms as are provided for other executives as described above, but only for a period of up to two years, and certain other executive perquisites will be continued for up to two years.

If Mr. Hermance's employment is terminated by the Company without cause or by Mr. Hermance for good reason, in anticipation of, upon or at any time following a Change of Control, Mr. Hermance has agreed for a period of up to 18 months not to compete, directly or indirectly, with any business then conducted by AMETEK and not to solicit any AMETEK employee to become an employee of any other entity, in exchange for which Mr. Hermance will be paid, with respect to the period covered by the non-competition/non-solicitation agreement, an aggregate amount of $3,000,000. In such event, AMETEK will continue Mr. Hermance's health, disability insurance and death benefits, as well as certain executive perquisites, in the same manner as provided above, except that health benefits will continue for a period of up to ten years.

Pursuant to a Supplemental Senior Executive Death Benefit Program (the "Program"), AMETEK has entered into individual agreements with certain executives. The agreements require AMETEK to pay death benefits to their designated beneficiaries and to pay lifetime benefits to the executives under certain circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive's beneficiary will receive monthly payments from the date of the executive's death until the date he or she would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for an annual benefit of one-tenth of the lesser of (a) twice the executive's average annual base salary for the last five full years of service, rounded off to the next highest multiple of $50,000 or (b) a maximum amount specified in the agreement. The highest maximum amount specified in the existing agreements is $1,000,000. The benefit is payable monthly over a period of ten years to the executive or the executive's beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement.

To fund benefits under the Program, AMETEK has purchased individual life insurance policies on the lives of certain of the covered executives. AMETEK retains the right to terminate all of the Program agreements under certain circumstances. Messrs. Hermance, Molinelli, Neupaver, and Mangold are participants.

Prior to December 31, 2003, pre- and post-retirement life insurance coverage and supplemental retirement income were provided to Messrs. Chlebek and Zapico under a Supplemental Senior Executive Split Dollar Death Benefit Plan. To fund these benefits, AMETEK purchased split-dollar life insurance policies. During 2003, AMETEK paid the majority of the premium costs for Mr. Zapico. These premiums were paid prior to Mr. Zapico becoming an executive officer of AMETEK. No premiums have been paid by AMETEK for Mr. Zapico since that date. No premiums were paid by AMETEK for Mr. Chlebek in 2003. Mr. Chlebek's premiums were funded through paid-up amounts already in the policy. Pre-retirement death benefits included a $490,000 lump sum payment to a participant's beneficiary and an annual payment of $49,000 commencing ten years after his death and ending on the date the participant would have attained age 80. Upon a participant's attainment of age 65, AMETEK will withdraw from the policy an amount equal to the amount of premiums paid, and the participant will become the owner of the policy, which is targeted to have a value of approximately $300,000 to $350,000 at age 65. In the event a participant terminates employment prior to age 65, he can either purchase the policy from AMETEK or terminate the agreement.

Effective January 1, 2004, AMETEK revised its Supplemental Senior Executive Death Benefit Plan to replace the benefits previously provided to certain executives through split-dollar insurance policies as required under Section 402 of the Sarbanes-Oxley Act of 2002. Included among these executives are Messrs. Chlebek and Zapico. The new Plan requires AMETEK to pay death benefits to the designated beneficiaries of these executives or under certain circumstances to pay benefits to the executives during their lifetime. If a covered executive dies before retirement, or before age 65 while on disability retirement, the executive's beneficiary will receive monthly payments from the date of the executive's death until the date he or she would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the Plan provides for a lump sum payment at retirement or deferred to age 70. The lump sum benefit is based on the underlying growth in corporate-owned life insurance policies in excess of the premiums paid. The retirement benefit is not a defined benefit program, but is a targeted benefit program. AMETEK pays premiums into the corporate-owned policies, in order to achieve the targeted benefit based on the same assumptions used for the Split Dollar Plan. The benefit is targeted to be the lump sum necessary to deliver 20% of final projected annual salary (rounded up to the nearest $5,000), paid annually for 10 years, on a present value basis at age 70. The maximum salary on which the benefit can be based is $350,000.

STOCKHOLDER PROPOSALS FOR THE 2005 PROXY STATEMENT

Proposals of stockholders intended to be presented at AMETEK's 2005 Annual Meeting of Stockholders must be received by AMETEK at its executive offices on or prior to December 23, 2004 to be eligible for inclusion in the proxy material to be used in connection with the 2005 Annual Meeting.

By order of the Board of Directors [Insert Signature] KATHRYN E. LONDRA Corporate Secretary

Dated:	Paoli, Pennsylvania April 7, 2004

APPENDIX A-

AUDIT COMMITTEE CHARTER
FOR
AMETEK, INC.

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF AMETEK, INC.

I.	Purpose

The Audit Committee (the "Committee") of the Board of Directors (the "Board") of AMETEK, Inc. (the "Company") is appointed by, and generally acts on behalf of, the Board. The Committee's purposes shall be:

A.	To assist the Board in its oversight of (1) the integrity of the Company's financial statements; (2) the Company's compliance with legal and regulatory requirements; and (3) the performance of the Company's internal audit function;

B.	To interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors' qualifications and independence; and

C.	To prepare the report required by the rules of the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement.

The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. It is not the duty of the Committee to determine that the Company's financial statements are complete and accurate, prepared in accordance with generally accepted accounting principles ("GAAP") or fairly present the financial condition, results of operations, and cash flows of the Company in accordance with GAAP. These are the responsibilities of management. The independent auditors are responsible for planning and carrying out proper audits and reviews of the Company's financial statements and, in connection with their audit of the Company's financial statements, providing a report containing their opinion as to whether the Company's financial statements present fairly, in all material respects, the Company's consolidated financial position, results of operations and cash flows, as of the relevant dates and periods set forth therein, in conformity with GAAP. The Committee's considerations and discussions with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with GAAP, that the audit of the Company's financial statements has been carried out in accordance with applicable auditing standards, or that the Company's independent auditors are in fact "independent."

II.	Membership

A.	The Committee shall be composed of at least three directors, each of whom must be independent. A director shall qualify as independent if the Board has affirmatively determined that the member has satisfied the basic independence criteria set forth in the Company's Corporate Governance Guidelines. In addition, members of the Committee must also satisfy the following additional requirements in order to be independent:

1.	No Committee member or immediate family member of such Committee member may be an affiliated person of the Company or any of its subsidiaries, as that term is defined by the SEC; and

2.	No Committee member shall accept, directly or indirectly, any consulting, advisory or other compensatory fees from the Company or any of its subsidiaries, except for fees for services as a director and member of the Audit Committee and any other Board committee.

B.	All members of the Committee must be financially literate or become financially literate within a reasonable time after appointment to the Committee. At least one member of the Committee shall be an "audit committee financial expert," as that term is defined by the SEC.

C.	The members of the Committee shall be nominated by the Corporate Governance/Nominating Committee and appointed by a majority of the whole Board for one-year terms or until their successors shall be appointed, subject to their earlier resignation, retirement or removal. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office. The Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson.

D.	Generally, no member of the Committee may serve simultaneously on the audit committees of more than three public companies without a specific Board determination that such simultaneous service will not impair the ability of such Committee member to serve on the Committee.

III.	Meetings and Procedures

A.	The Committee shall meet as often as it may deem necessary and appropriate in its judgment, but in no event less than four times per year. Members of the Committee may participate in a meeting of the Committee by means of a telephone conference or similar means by which all persons participating in the meeting can hear one another, and such participation in a meeting will constitute presence in person at the meeting. A majority of the members of the Committee shall constitute a quorum.

B.	The Committee shall meet with the independent auditors, the senior personnel performing the Company's internal audit function, and management in separate meetings, as often as it deems necessary and appropriate in its judgment.

C.	The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

D.	The Committee may request that any directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

E.	The Committee shall fix its own rules of procedure, which shall be consistent with the By-Laws of the Company and this Charter.

F.	The Committee shall report to the Board on the matters discussed at each meeting of the Committee, including describing all actions taken by the Committee at the meeting.

G.	The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

H.	The Committee may delegate authority to one or more members of the Committee where appropriate, but no such delegation shall be permitted if the authority is required by a law, regulation, or listing standard to be exercised by the Committee as a whole.

I.	The Committee shall have the authority to obtain advice and assistance from internal and external legal, accounting and other advisors.

J.	The Company shall provide appropriate funding, as determined by the Committee, for the Committee to retain any advisors employed by the Committee and to provide for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties, in each case without requiring the Committee to seek Board approval.

IV.	Duties and Responsibilities

A.	Financial Reporting Process

1.	The Committee shall review and discuss with management and the independent auditors the annual audited financial statements to be included in the Company's annual report on Form 10-K, the quarterly financial statements to be included in the Company's quarterly reports on Form 10-Q, the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and any other significant financial disclosures to be included in SEC filings prior to their release. The Committee shall review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements; the use of pro forma or non-GAAP financial information; and any correspondence with regulators or published reports that raise material issues with respect to, or that could have a significant effect on, the Company's financial statements.

2.	The Committee shall recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

3.	The Committee shall discuss the types of information to be disclosed in earnings press releases, as well as the types of financial information and earnings guidance provided to analysts and rating agencies.

4.	The Committee shall prepare the report required by the rules of the SEC to be included in the Company's annual proxy statement.

B.	Risks and Control Environment

1.	The Committee shall discuss periodically with management the Company's policies and guidelines regarding risk assessment and risk management, as well as the Company's major financial risk exposures and the steps that management has taken to monitor and control such exposures.

2.	The Committee shall review periodically the Company's Code of Ethical Conduct for the Chief Executive Officer and Senior Financial Officers (the "Financial Code of Ethics").

3.	The Committee shall have the sole authority to grant waivers of the Financial Code of Ethics to the Company's directors and executive officers.

4.	The Committee shall meet as it deems appropriate with the senior personnel performing the internal audit function, the independent auditors and outside legal counsel to review the Company's policies and procedures regarding disclosures that may affect the financial statements and compliance with applicable laws and regulations and the Financial Code of Ethics.

5.	The Committee shall review the Company's disclosure controls and procedures, including internal control over financial reporting, and, where applicable, shall review the changes in internal control over financial reporting intended to address any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting and any fraud involving management or other employees that are reported to the Committee. In addition, the Committee shall review and discuss the report of management on the effectiveness of the Company's internal control over financial reporting and the independent auditors' report on, and attestation of, such management report, to the extent those reports are required by SEC rules.

C.	Independent Auditors

1.	The Committee shall have the sole authority to retain, set compensation and retention terms for, terminate, review, and evaluate the activities of the Company's independent auditors. The independent auditors shall report directly to the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors.

2.	The Committee shall review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services. Pre-approval of lawfully permitted non-audit services may be pursuant to appropriate policies and procedures established by the Committee for the pre-approval of such non-audit services, provided that any such pre-approved non-audit services are reported to the full Committee at its next scheduled meeting.

3.	Prior to initiation of the audit, the Committee shall meet with the independent auditors to discuss the planning and staffing of the audit, including the impact of applicable rotation requirements and other independence rules on the staffing.

4.	The Committee shall, at least annually, obtain and review a report by the independent auditors describing: (i) the independent auditors' internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, respecting one or more independent audits performed by the firm, and any steps taken to deal with any such issues; and (iii) (in order to assess the firm's independence) all relationships between the firm and the Company.

5.	The Committee shall review periodically any reports prepared by the independent auditors and provided to the Committee relating to significant financial reporting issues and judgments including, among other things, the Company's selection, application, and disclosure of critical accounting policies and practices, all alternative treatments within GAAP for policies and practices related to material items that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the independent auditors, and any other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

6.	The Committee shall discuss with the independent auditors any audit problems or difficulties, including any restrictions on the scope of the independent auditors' activities or on access to requested information, and shall discuss with the independent auditors any other matters required to be brought to its attention under auditing standards (e.g., Statement on Auditing Standards No. 61 and Independence Standards Board Standard No. 1), and shall resolve any disagreements between the independent auditors and management.

7.	After reviewing the reports from the independent auditors and the independent auditors' work throughout the audit period, the Committee will conduct an annual evaluation of the independent auditors' performance and independence. This evaluation also shall include the review and evaluation of the audit engagement team, including the lead partner. In making its evaluation, the Committee shall take into account the opinions of management and the senior personnel performing the Company's internal audit function. The Committee shall present its conclusions with respect to the evaluation of the independent auditors to the Board.

8.	The Committee shall set clear policies for the hiring by the Company of employees or former employees of the independent auditors.

D.	Internal Audit Function

1.	The Committee shall review the activities, organizational structure, and qualifications of the persons performing the internal audit function.

2.	The Committee shall review the appointment and replacement of the senior personnel performing the internal audit function.

3.	The Committee shall discuss the results of the internal audits with the personnel performing the internal audit function.

E.	Evaluations and Reports

1.	The Committee shall annually review and assess the performance of the Committee and deliver a report to the Board setting forth the results of its evaluation. In conducting its evaluation, the Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness, and quality of the information and recommendations presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

2.	The Committee shall make regular reports to the Board on its activities, including reviewing any issues that arise respecting the quality and integrity of the Company's public reporting, the Company's compliance with legal and regulatory requirements, the performance and independence of the Company's independent auditors, the performance of the Company's internal audit department, and the effectiveness of the Company's disclosure controls and procedures.

F.	Other Matters

1.	The Committee shall establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

2.	The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

3.	The Committee shall maintain free and open communication with the Board, management, the internal auditor, and the independent auditors.

4.	The Committee shall perform any other activities consistent with this Charter, the Company's Certificate of Incorporation, the Company's By-Laws, and governing law, as the Committee or the Board may deem necessary or appropriate.

5.	Nothing contained in this charter is intended to, or should be construed as, creating any responsibility or liability of the members of the Committee except to the extent otherwise provided under applicable Delaware law, which shall continue to set the legal standard for the conduct of the members of the Committee.

AMETEK, Inc.

ANNUAL FINANCIAL INFORMATION AND REVIEW OF OPERATIONS

(Appendix to Proxy Statement)

Index

Page

Selected Financial Data

Management's Discussion and Analysis of Financial Condition and Results of Operations

Report of Management

Report of Independent Auditors

Consolidated Statement of Income

Consolidated Balance Sheet

Consolidated Statement of Stockholders' Equity

Consolidated Statement of Cash Flows

Notes to Consolidated Financial Statements	B- B- B- B- B- B- B- B- B-

DIRECTIONS TO
ANNUAL MEETING OF STOCKHOLDERS OF AMETEK, INC.
HELD AT
J. P. MORGAN CHASE & CO.
11th FLOOR CONFERENCE CENTER
270 PARK AVENUE
NEW YORK, NY 10017
(212) 270-6000

J. P. Morgan Chase & Co.'s 270 Park Avenue location is in midtown Manhattan and accessible by mass transportation from New York, New Jersey, Connecticut, Long Island and elsewhere. Below are automobile directions:

Directions from New Jersey
Take Route 3 East to the Lincoln Tunnel. Upon exiting the Tunnel, turn right onto 40th Street and proceed eastbound to Park Avenue. Turn left onto Park Avenue and travel north to East 49th Street. Turn left at 49th Street and proceed southbound on Park Avenue. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route: From the George Washington Bridge, follow signs to Henry Hudson Parkway South. Take the Parkway South to the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Directions from Connecticut
Take I-95 South to the Cross Bronx Expressway. Take the Cross Bronx Expressway to the last exit in New York (stay to the right when approaching the George Washington Bridge so as not to miss the exit). Follow signs for Henry Hudson Parkway/181st Street. Take the Henry Hudson Parkway South to the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route: Take I-684 South or the Merritt Parkway onto the Hutchinson River Parkway South to the Cross County Parkway. Proceed west on the Cross County Parkway to the Saw Mill River Parkway South. The Saw Mill becomes the Henry Hudson Parkway in New York City. Proceed south on the Parkway until the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Directions from Long Island
Take the Long Island Expressway West (Route 495) to the Midtown Tunnel. Upon exiting the Tunnel, turn left onto East 39th Street and proceed westbound to Park Avenue. Turn right onto Park Avenue and travel north to East 49th Street. Turn left at 49th Street and proceed southbound on Park Avenue. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route: Take the Grand Central Parkway to the Triborough Bridge. Take the exit to Manhattan and follow signs for the FDR Drive South. Exit at 63rd Street and proceed to Park Avenue. Turn left and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

This document is printed on recycled paper, which contains at least 10% post consumer waste.

ANNUAL MEETING OF STOCKHOLDERS OF

AMETEK, Inc.

May 18, 2004

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

--------------------------------------------
COMPANY NUMBER
--------------------------------------------
ACCOUNT NUMBER
--------------------------------------------

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE /x/

1.	Election of Directors:

                                         NOMINEES:

/   /  FOR ALL NOMINEES                  /   /  Lewis G. Cole
                                         /   /  Charles D. Klein
/   /  WITHHOLD AUTHORITY
       FOR AL NOMINEES

/   /  FOR ALL EXCEPT
       (See Instruction below)
2.	PROPOSAL TO AUTHORIZE AND APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION INCREASING AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 200,000,000.

       FOR            AGAINST             ABSTAIN
       /   /          /   /               /   /
3.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR 2004.

       FOR            AGAINST             ABSTAIN
       /   /          /   /               /   /

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the cirde next to each nominee you wish to withhold, as shown here:

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED'S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1), FOR APPROVAL OF PROPOSAL (2), AND FOR RATIFICATION OF PROPOSAL (3), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.   /   /

Signature of Stockholder ____________________    Date:________    Signature of Stockholder ____________________   Date:________
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Electronic Distribution

If you would like to receive future AMETEK, Inc. proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. After logging in, select Receive Company Mailings via Email.

Annual Meeting of Stockholders

AMETEK, Inc.'s Annual Meeting of Stockholders will be held at 2:00 p.m. on Tuesday, May 18, 2004, at J. P. Morgan Chase & Co., 270 Park Avenue, 11th Floor Conference Center, New York, New York 10017. Please see your proxy statement for directions should you wish to attend the meeting.

AMETEK, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Frank S. Hermance, Patrick J. Farris and Kathryn E. Londra or a majority of those present and acting, or, if only one is present and acting, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK's Annual Meeting of Stockholders to be held at J. P. Morgan Chase & Co., 270 Park Avenue, 11th Floor Conference Center, New York, New York 10017, on Tuesday, May 18, 2004, at 2:00 p.m. local time, and at any adjournment or postponements thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(TO BE SIGNED ON REVERSE SIDE)

SEE REVERSE SIDE